Exhibit 2.1

Execution Version

SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of April 14, 2022 (this “Amendment”), to that certain Agreement and Plan of Merger, dated as of December 22, 2021, by and between SeaChange International, Inc., a Delaware corporation (“Buyer”), and Triller Hold Co LLC, a Delaware limited liability company (the “Company”), as amended by that certain First Amendment to the Merger Agreement, dated February 21, 2022 (as previously amended, the “Merger Agreement”), is made by and between Buyer and the Company. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement.

RECITALS

WHEREAS, Buyer and the Company desire to amend the Merger Agreement;

WHEREAS, pursuant to Section 10.2 of the Merger Agreement, the Merger Agreement may be amended with the approval of the respective boards of directors of the Company and Buyer, and the Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company and Buyer; and

WHEREAS, the respective boards of directors of the Company and Buyer approved this Amendment;

NOW, THEREFORE, the Merger Agreement is amended as hereinafter set forth:

1.	AMENDMENT TO MERGER AGREEMENT.

(a) Section 1.5(a)(iv) of the Merger Agreement is hereby amended and restated as follows:

“(iv) Each share of Buyer Common Stock outstanding immediately prior to the Effective Time (excluding the Dissenting Shares) other than shares as to which a Cash Election has been effectively made and not revoked pursuant to Section 1.12 shall be converted into the right to receive the Buyer Stock Merger Consideration.”

(b) Section 1.12 of the Merger Agreement is hereby amended and restated as follows:

“1.12 Election Procedures. Each holder of record of shares of Buyer Common Stock to be converted into the right to receive the Cash/Notes Merger Consideration or the Buyer Stock Merger Consideration, as applicable, in accordance with, and subject to, Sections 1.5 (a “Holder”) shall have the right, subject to the limitations set forth in this Section 1.12, to submit an election in accordance with the following procedures:

(a) Each Holder who desires to receive the Cash/Notes Merger Consideration for some or all of its shares of Buyer Common Stock shall specify in a request made in accordance with the provisions of this Section 1.12, the number of shares of Buyer Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election.

(b) Buyer shall prepare a form reasonably acceptable to the Company, including appropriate and customary transmittal materials in such form as prepared by Buyer and reasonably acceptable to the Company (the “Form of Election”), so as to permit Holders to exercise their right to make a Cash Election.

(c) Buyer (i) shall initially make available and mail the Form of Election not less than 20 Business Days prior to the anticipated Election Deadline (or such other date mutually agreed to by Buyer and the Company) to Holders of record as of the Business Day prior to such mailing date (or such other date mutually agreed to by Buyer and the Company, including so as to permit the mailing of the Form of Election together with the Proxy Statement to Holders as of the record date for notice of the Buyer Stockholders’ Meeting), and (ii) following such mailing date, shall use all reasonable efforts to make available as promptly as possible a Form of Election to any stockholder who requests such Form of Election prior to the Election Deadline. The time period between such mailing date and the Election Deadline is referred to herein as the “Election Period.”

(d) Any Cash Election shall have been made properly only if the Exchange Agent shall have received, during the Election Period, a Form of Election properly completed and signed (including duly executed transmittal materials included in the Form of Election) and accompanied by any Old Certificates representing all certificated shares to which such Form of Election relates or by an appropriate customary guarantee of delivery of such Old Certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States. As used herein, unless otherwise agreed in advance by the parties, “Election Deadline” means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the date which the Parties shall agree is as near as practicable to two Business Days preceding the Buyer Stockholders’ Meeting. The Parties shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than 15 Business Days before, and not fewer than five Business Days before, the Election Deadline.

(e) Any Holder may, at any time during the Election Period, change or revoke his or her Cash Election by written notice to the Exchange Agent that is received prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election. If a Cash Election is not made (or is not properly made) with respect to any shares of Buyer Common Stock (none of Buyer, the Company nor the Exchange Agent being under any duty to notify any Holder of any defect with respect to any Election), or is properly made but subsequently revoked with respect to certain shares of Buyer Common Stock, then such shares of Buyer Common Stock shall, for purposes hereof, be deemed to have made a Stock Election, unless a proper Cash Election is thereafter timely made.

(f) Any Holder may, at any time during the Election Period, revoke his or her Cash Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Old Certificates, or of the guarantee of delivery of such Old Certificates, previously deposited with the Exchange Agent. All Cash Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from the Parties that this Agreement has been terminated in accordance with the terms hereof.

(g) Subject to the terms of this Agreement and the Form of Election, the Surviving Corporation, in the exercise of its reasonable, good faith discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of the Forms of Election and compliance by any Holder with the Cash Election procedures set forth herein, (ii) the method of issuance and delivery of New Certificates representing the whole number of shares of Buyer Class A Common Stock into which shares of Buyer Common Stock are converted in the Merger and (iii) the method of payment of cash and delivery of Buyer Senior Notes for shares of Buyer Common Stock converted into the right to receive the Cash/Notes Merger Consideration and cash in lieu of fractional shares of Buyer Class A Common Stock.”

(c) Section 3.7(a) of the Merger Agreement is hereby amended by replacing “37,208,434 shares are issued and outstanding as of the date of this Agreement” where it appears therein with “49,040,253 shares are outstanding as of the date of this Agreement”.

(d) Section 3.8(d) of the Merger Agreement is hereby amended by replacing the first sentence with the following:

“Other than the SEC comment letter dated January 28, 2021 relating to the Company’s Form 10-K for the fiscal year ended January 2020, since January 1, 2019 through the date of this Agreement, Buyer has not received any comment letter from the SEC or the staff thereof”.

(e) Section 5.22 of the Merger Agreement is hereby amended by deleting the following portion thereof:

““In the event that despite its reasonable best efforts, Buyer is unable to obtain and provide a copy of such Fairness Opinion to the Company prior to the Opinion Date:

(a) Section 1.5(a)(iv) shall automatically be deleted in its entirety and amended to provide that “Each share of Buyer Common Stock outstanding immediately prior to the Effective Time (excluding the Dissenting Shares) other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked pursuant to Section 1.12 shall be converted into the right to receive the Cash/Note Merger Consideration.”

(b) The last sentence of Section 1.12(e) shall be automatically amended to provide that “If any Election is not made or is not properly made with respect to any shares of Buyer Common Stock (none of Buyer, the Company nor the Exchange Agent being under any duty to notify any Holder of any defect with respect to any Election), then such shares of Buyer Common Stock shall, for purposes hereof, be deemed to have elected to receive the Cash/Notes Merger Consideration, unless a proper Election is thereafter timely made.””

(f) Exhibit A of the Merger Agreement is hereby amended by amending and restating the definition of “Buyer Merger Shares” as follows:

““Buyer Merger Shares” means the product of (x) the quotient obtained by dividing (a) the sum of (1) the Cash Consideration and (2) the aggregate principal amount of the Buyer Senior Notes comprising the Notes Merger Consideration by (b) the Buyer Merger Share Conversion Price, and (y) the Company Class A/B Exchange Ratio.”

(g) Exhibit A of the Merger Agreement is hereby amended by deleting the definition of “Election” contained therein.

(h) Exhibit A of the Merger Agreement is hereby amended by inserting the following definition of “Buyer Merger Share Conversion Price”:

““Buyer Merger Share Conversion Price” means the median Pre-Closing Company Financing Price based on total gross proceeds to the Company from all Pre-Closing Company Financings, such that a majority of all gross proceeds were received at or above such Pre-Closing Company Financing Price. As illustrative examples only:

(i) if $49 million was raised at a $2.00 Pre-Closing Company Financing Price and $51 million was raised at a $3.00 Pre-Closing Company Financing Price, the Buyer Merger Share Conversion Price would be $3.00; and

(ii) if $33 million was raised at a $2.00 Pre-Closing Company Financing Price, $33 million was raised at a $3.00 Pre-Closing Company Financing Price and $33 million was raised at a $4.00 Pre-Closing Company Financing Price, the Buyer Merger Share Conversion Price would be $3.00.”

(i) Exhibit A of the Merger Agreement is hereby amended by amending and restating the definition of “Pre-Closing Company Financing” as follows:

““Pre-Closing Company Financing” means each of (a) the issuance of the Company Convertible Notes and (b) any other Pre-Closing Merger Financing, in each case to be consummated no later than immediately prior to the Effective Time.”

(j) Exhibit A of the Merger Agreement is hereby amended by inserting the following definition of “Pre-Closing Company Financing Price”:

““Pre-Closing Company Financing Price” means, with respect to each Pre-Closing Company Financing, the effective conversion or issuance price (including, for purposes of calculation, the impact on such price of (x) any warrants, calculated utilizing a weighted-average formula based on number of warrants issued and the exercise price thereof, and (y) the fair market value, as reasonably determined by the Company, of any other consideration issued to the purchasers), as in effect immediately prior to the Effective Time.”

(k) Exhibit A of the Merger Agreement is hereby amended by inserting the following definition of “Pre-Closing Merger Financing”:

““Pre-Closing Merger Financing” means the issuance by the Company after the date hereof but prior to the Effective Time of any (i) equity securities (including preferred securities) or (ii) convertible debt securities; in each case other than (x) the issuance of the Company Convertible Notes; (y) any securities issued as acquisition consideration pursuant to the acquisition of another Entity by the Company by equity purchase, merger or purchase of substantially all assets of such Entity; and (z) any securities issued to service providers of the Company or any Affiliate of the Company pursuant to any compensatory benefit plan or contract relating to compensation.”

(l) Exhibit C of the Merger Agreement is hereby amended by amending and restating the second paragraph in the Section entitled “The Notes; Ranking” as follows:

“The Notes will be automatically convertible as follows: Upon the occurrence of a Conversion Event (defined below) the Notes will be converted into 80% of the number of shares of Company Class A Common Stock which would have been issued in the Merger if the holders of such Notes had not made a Cash Election and instead been deemed to have elected to receive the Buyer Stock Consideration.”

2.	MISCELLANEOUS PROVISIONS.

(a) Ratification. Except as expressly modified or amended by this Amendment or as necessary to accomplish the amendment set forth in Section 1 hereof, all of the provisions of the Merger Agreement shall remain unmodified and in full force and effect.

(b) Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Amendment, the Merger Agreement and the other agreements referred to in the Merger Agreement constitute the entire agreement and supersede all prior and contemporaneous agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Amendment (in counterparts or otherwise) by all Parties by electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Amendment.

(c) Severability. Any term or provision of the Merger Agreement, as amended by this Amendment, that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of the Merger Agreement, as amended by this Amendment, or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of the Merger Agreement, as amended by this Amendment, is invalid or unenforceable, the Parties agree that the court making such determination shall have the power (and the Parties hereby request that such court exercise such power) to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and the Merger Agreement, as amended by this Amendment, shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to negotiate in good faith to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

(d) Applicable Law; Jurisdiction. This Amendment and all claims and causes of action hereunder shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Amendment, each of the Parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the United States District Court for the District of Delaware or, to the extent that neither of the foregoing courts has jurisdiction, the Superior Court of the State of Delaware; (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 2(d); (iii) waives any objection to laying venue in any such action or proceeding in such courts; (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; (v) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 10.7 of the Merger Agreement; and (vi) to the extent permitted by applicable Law, irrevocably and unconditionally waives the right to trial by jury.

(e) Further Actions. Subject to the other terms of this Amendment and the Agreement, each Party agrees to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect and carry out the intent and purposes of this Amendment.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

COMPANY:

TRILLER HOLD CO LLC

By:	/s/ Mahi de Silva
Name:	Mahi de Silva
Title:	CEO

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SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER

BUYER:

SEACHANGE INTERNATIONAL, INC.

By:	/s/ Peter Aquino
Name:	Peter Aquino
Title:	President & CEO

SIGNATURE PAGE TO

SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER